EXHIBIT 5




                                                                   May 5, 2004




Roto-Rooter, Inc.
2600 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202-4726


Ladies and Gentlemen:

     I have acted as counsel to Roto-Rooter, Inc. ("Roto-Rooter") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 2,000,000 shares of capital stock of Roto-Rooter (the "Shares").

     In rendering my opinion, I have reviewed such certificates, documents, corporate records and other instruments as in my judgment is necessary or appropriate to enable me to render the opinions expressed below. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with the originals of all instruments presented to me as copies and the genuineness of all signatures.

     Based upon the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan of Distribution described in the Registration Statement, will be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                      Very truly yours,


                                                      /s/ NAOMI C. DALLOB
                                                      Naomi C. Dallob